Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318

—For Immediate Release—

Speedway Motorsports Reports Record Results for the Three and Nine Months

Ended September 30, 2008 and Reaffirms Full Year 2008 Guidance

CONCORD, NC (November 5, 2008) – Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported record third quarter 2008 total revenues of $112.3 million, net income of $7.0 million and diluted earnings per share of $0.16. Nine month 2008 results include record total revenues of $480.3 million, net income of $84.9 million and diluted earnings per share of $1.95. Corporate marketing and other event related revenues for NASCAR racing events remain at near record year-over-year levels, largely offsetting the ongoing effects of challenging economic conditions on admission, merchandising and concession revenues. Also, SMI reaffirmed its full year 2008 earnings guidance of $2.40 to $2.50 per diluted share.

Third quarter and year-to-date 2008 results as compared to 2007 were impacted by, among other factors, the following:

•

New Hampshire Motor Speedway, acquired in January 2008, hosted successful NASCAR Sprint Cup and Nationwide Series racing events in this year’s second quarter, and NASCAR Sprint Cup and Craftsman Truck Series racing events in this third quarter;

•	Lowe’s Motor Speedway hosted a successful inaugural major National Hot Rod Association (NHRA) racing event at its new state-of the-art zMAX Dragway this third quarter;

•	Bristol Motor Speedway hosted a successful major NHRA racing event in this year’s second quarter that was held in the third quarter 2007; and

•	improved operating results of Motorsports Authentics as further described below.

Third Quarter Comparison

For the third quarter 2008 as compared to 2007:

•	total revenues increased 28% to $112.3 million in 2008 compared to $87.6 million in 2007;

•	equity investee after tax earnings increased to $136,000 or $0.00 per diluted share in 2008 compared to losses of $18.0 million or $0.41 per diluted share in 2007;

•	net income increased to $7.0 million in 2008 compared to a net loss of $13.6 million in 2007; and

•	diluted earnings per share increased to $0.16 in 2008 compared to a loss per share of $0.31 in 2007.

Year-to-Date Comparison

For the nine month 2008 period as compared to 2007:

•	total revenues increased 14% to $480.3 million in 2008 compared to $420.6 million in 2007;

•	equity investee after tax earnings increased to $2.9 million or $0.07 per diluted share in 2008 compared to losses of $20.3 million or $0.46 per diluted share in 2007;

•	net income increased 45% to $84.9 million in 2008 compared to $58.6 million in 2007; and

•	diluted earnings per share increased 47% to $1.95 in 2008 compared to $1.33 in 2007.

The Company’s third quarter 2007 operating results and diluted earnings per share were significantly impacted by its 50% share of charges reflected by Motorsports Authentics for inventory and tooling impairment associated with certain NASCAR driver and team changes and other excess merchandise inventory.

2008 Earnings Guidance Reaffirmed

The Company reiterated that third quarter 2008 earnings are consistent with its previous full year 2008 guidance of $2.40 to $2.50 per diluted share, assuming current industry and economic trends continue, and excluding our 50% share of Motorsports Authentics joint venture operating results, non-core businesses, capital expenditures exceeding current plans, the impact of uncertain and unprecedented credit and economic conditions, increases in fuel prices, interest rates, and geopolitical conflicts, poor weather surrounding our events or other unforeseen factors.

2008 Third Quarter Highlights

Similar to its first six months, SMI’s third quarter highlights include continuing near record levels of corporate marketing and other event related revenues for NASCAR and other racing events held this period. Bristol Motor Speedway again hosted sold-out capacity crowds at its Sharpie 500 NASCAR Sprint Cup Series and near record attendance at its Food City 250 NASCAR Nationwide Series racing events. New Hampshire Motor Speedway hosted near capacity crowds at its SYLVANIA 300 NASCAR Sprint Cup Series, and near record attendance at its Camping World RV Rental 200 Driven By Winnebago Industries Craftsman Truck Series, racing events despite poor weekend weather.

The new “revolutionary” zMAX Dragway at Lowe’s Motor Speedway hosted one of the largest crowds in NHRA history during its overwhelmingly successful inaugural NHRA Nationals weekend. Other third quarter highlights include near record ticket sales for Infineon Raceway’s FRAM Autolite NHRA Nationals racing events. Also, large crowds were hosted at the Qwik Liner Las Vegas 350 NASCAR Craftsman Truck Series racing event at Las Vegas Motor Speedway, and near record attendance at the PEAK Antifreeze & Motor Oil Indy Grand Prix of Sonoma County Indy Racing League event hosted at Infineon Raceway.

SMI believes admissions, concessions, souvenir merchandising and other event related third quarter and year-to-date 2008 revenues were negatively impacted by declines in consumer spending from high fuel prices and difficult consumer credit and housing markets. SMI also believes revenues were negatively impacted by poor weather surrounding certain NASCAR racing events held at Atlanta and Bristol Motor Speedways in the first quarter 2008 and New Hampshire Motor Speedway this third quarter.

Stock Repurchase Program

During the nine months ended September 30, 2008, the Company repurchased 220,000 shares of common stock for approximately $5.5 million under its previously announced stock repurchase program. As of September 30, 2008, the Company has repurchased approximately 1.5 million shares since adoption of the program in April 2005. As of September 30, 2008, the total number of shares available for future repurchase under the program, as currently authorized, is 548,000.

Other Comments

“Despite challenging economic conditions, SMI again demonstrated its strong resilient business model with record third quarter and year-to-date revenues and earnings,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “A significant portion of our revenue stream for 2009 and beyond is already contracted, including NASCAR broadcasting, naming rights, and most of our 2009 event entitlement, and many other corporate, sponsorships. SMI’s solid business model positions us favorably relative to many other industries for continued strong revenues and earnings.

“The success of our newly acquired New Hampshire Motor Speedway is generating positive contributions to SMI’s 2008 consolidated net earnings, demonstrating the long-term merits of our investment strategies. Also, Motorsports Authentics continued to show significant earnings improvement over last year, illustrating their ongoing strategic and operational changes are successfully overcoming many past challenges.”

O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports stated, “Our NASCAR Sprint Cup and Craftsman Truck Series racing events at SMI’s newly purchased New Hampshire Motor Speedway were a tremendous success, despite poor weekend weather. We believe the New England area ‘top-10’ market provides outstanding long-term promotional opportunities and significant untapped earnings growth potential. The spectacular opening of our ‘revolutionary’ zMAX Dragway at Lowe’s Motor Speedway exceeded even our grandest expectations. We are excited about plans to again host NHRA’s POWERade ‘Countdown to the Championship’ race weekend in 2009 at what our fans, racing competitors, and advertisers undoubtedly find is the finest dragway facility in motorsports today.

“We believe these factors demonstrate the appeal and demand for motorsports entertainment, along with SMI’s premier venues, remain strong even in tough economic conditions. We also strongly believe that investing in first-class facilities and premium markets well positions SMI for continued future growth with excellent marketing opportunities for broadcasters, sponsors and other corporate partners when economic conditions improve.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally-owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of Motorsports Authentics merchandising joint venture; the success of expense reduction efforts; capital projects; expansion; economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; oil and gas activities, including the possibility of discontinuing operations; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 11:00 AM (EST) open to all participants. To participate in the conference call, you may dial 888-735-0476 (toll-free) or 706-758-1524 (toll). The reference number is 70542971. A webcast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning 12:00 PM (EST) November 5th through 11:59 PM (EST) November 19th. The reference number is 70542971. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman and Chief Financial Officer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Nine Months Ended September 30, 2008 and 2007

(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
INCOME STATEMENT DATA	9/30/2008 (a)	9/30/2007	9/30/2008 (a)	9/30/2007
Revenues:
Admissions	$40,133	$30,264	$151,952	$136,089
Event related revenue	37,932	33,035	162,117	145,875
NASCAR broadcasting revenue	25,205	13,832	131,438	106,509
Other operating revenue	9,058	10,485	34,838	32,083

Total Revenues	112,328	87,616	480,345	420,556

Expenses and Other:
Direct expense of events	31,005	23,531	94,153	77,515
NASCAR purse and sanction fees	18,240	10,367	91,364	73,712
Other direct operating expense	8,683	10,686	33,607	32,611
General and administrative	22,379	19,218	65,110	60,716
Depreciation and amortization	12,363	11,295	36,085	33,118
Interest expense, net	8,161	5,637	25,951	15,084
Equity investee (earnings) losses	(224)	17,177	(4,768)	20,938
Other expense (income), net	181	(145)	(1,066)	403

Total Expenses and Other	100,788	97,766	340,436	314,097

Income (Loss) Before Income Taxes	11,540	(10,150)	139,909	106,459
Income Tax Provision	(4,535)	(3,468)	(54,984)	(47,896)

Net Income (Loss)	$7,005	$(13,618)	$84,925	$58,563

Basic Earnings (Loss) Per Share	$0.16	$(0.31)	$1.95	$1.34
Weighted average shares outstanding	43,419	43,762	43,476	43,782

Diluted Earnings (Loss) Per Share	$0.16	$(0.31)	$1.95	$1.33
Weighted average shares outstanding	43,422	43,926	43,494	43,970

Major NASCAR-sanctioned Events Held During Period	3	2	17	14

Certain Race Schedule Changes:

•	New Hampshire Motor Speedway, acquired in January 2008, hosted NASCAR Sprint Cup and Craftsman Truck Series racing events this third quarter.

•	New Hampshire Motor Speedway hosted NASCAR Sprint Cup and Nationwide Series racing events in the second quarter 2008.

•	Lowe’s Motor Speedway hosted an inaugural major National Hot Rod Association racing event this third quarter.

•	Bristol Motor Speedway hosted a major National Hot Rod Association racing event in the second quarter 2008 that was held in the third quarter 2007.

BALANCE SHEET DATA	9/30/2008 (a)	12/31/2007
Cash, cash equivalents and short-term investments	$119,021	$168,462
Total current assets	187,776	242,648
Property and equipment, net	1,166,735	1,066,393
Equity investments in associated entities	80,436	76,678
Goodwill and other intangible assets, net	558,283	155,993
Total assets	2,028,401	1,578,320

Deferred race event income, net	97,333	112,099
Total current liabilities	170,814	177,720
Revolving credit facility borrowings	350,000	98,438
Total long-term debt	680,016	428,460
Total liabilities	1,119,401	750,649
Total stockholders’ equity	909,000	827,671

(a)	Reflects business acquisition of New Hampshire Motor Speedway on January 11, 2008, including its results of operations after acquisition and financial condition as of September 30, 2008.